Exhibit 8.1 List of significant subsidiaries of Super Group (SGHC) Limited Name Jurisdiction Raging River Trading Proprietary Limited South Africa Baytree Interactive Limited Guernsey Betway Limited Malta Eastern Dawn Sports Proprietary Limited South Africa